UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of

the Securities Exchange Act of 1934

RPM International Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	02-0642224
(State of Incorporation or Organization)	(IRS Employer Identification Number)

2628 Pearl Road, P.O. Box 777 Medina, Ohio	44258
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to Purchase Shares of Common Stock of RPM International Inc., $0.01 par value per Share	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

EXPLANATORY NOTE

RPM International Inc., a Delaware corporation (the “Company”), hereby amends and supplements Item 1 of its Registration Statement on Form 8-A (File No. 001-14187) filed with the Securities and Exchange Commission on May 11, 2009 (the “Registration Statement”), to reflect the expiration of the rights to purchase Common Stock (the “Rights”) registered on the Registration Statement.

Item 1. Description of Registrant’s Securities to be Registered.

On August 17, 2018, the Company and Equiniti Trust Company, as rights agent, entered into an Amendment to the Rights Agreement, dated as of April 21, 2009 (the “Rights Agreement”). The Amendment accelerates the expiration of the Rights from May 11, 2019 to August 17, 2018, and has the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s Common Stock pursuant to the Rights Agreement will expire.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2. Exhibits.

4.1	Amendment, dated as of August 17, 2018, to the Rights Agreement, dated as of April 21, 2009, by and between RPM International Inc. and Equiniti Trust Company, as rights agent (filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on August 17, 2018, and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized.

RPM International Inc. (Registrant)

Date: August 17, 2018	/s/ Edward W. Moore
Edward W. Moore
Senior Vice President, General Counsel and Chief Compliance Officer

3